Exhibit 1.7

VIVO PARTICIPAÇÕES S.A. CNPJ/MF nº 02.558.074/0001-73 - NIRE 35.3.001.587-92 Publicly-held company of authorized capital

MINUTE OF THE EXTRAORDINARY GENERAL MEETING OF THE
BOARD OF AUDITORS HELD ON MARCH 25TH, 2011

On March 25th, 2011, at 9:00 a.m., at the headquartersof the Company at Avenida Roque Petroni Junior, 1.464, 6th floor, in the City of São Paulo, State of São Paulo, the members of the Board of Auditors of Vivo Participações S.A. (“Company”), subscribing these minutes, held a meeting.

The meeting was held extraordinarily the president of the meeting being the Board Member Mr. Ademir José Mallmann, and the secretary being  Mrs. Michelle Morkoski Landy. The meeting was also attended by Mr. Carlos Raimar Schoeninger – Financial, M&A and Investors Relation Director, who made a presentation on the corporate restructuring involving the Company, regarding the merger of shares issued by the Company into Telecomunicações de São Paulo S/A – Telesp (“Telesp”), mainly aiming at the consolidation of the of the companies’ shareholders base (“Corporate Restructuring”).

Moreover, he also reminded that as a preparatory step for the Corporate Restructuring and simplification of the corporate structure, it had been proposed the merger, by the Company, of the Brazilian holdings TBS Celular Participações Ltda., Portelcom Participações S.A. and PTelecom Brasil S.A. (jointly the “BR Holdings”), which currently directly hold, as main assets, the Company’s shares, which are controlled by Telefónica, S.A.. The merger of the BR Holdings will not result in any  modification in the number and composition by type of the Company’s shares, and no alteration in the Company corporate structure, emphasizing that the merger of the BR Holdings will not result in any increase in the capital stock of the Company as well.

Subsequently, the members analyzed and evaluated the documents related to the proposed Corporate Restructuring and the preparatory steps, namely (a) the draft of the Protocol of Merger of Shares and Instrument of Justification to be executed by and between the Company and the BR Holdings (“Protocol of Merger of the BR Holdings), which foresees the merger by the Company of the BR Holdings. The Protocol of Merger of the BR Holdings states the terms and general conditions of the BR Holdings merger, the justifications of the operation and the evaluation criteria of the shares to be merged, without the need to mention the exchange ratio of the shares of the shareholders of BR Holdings, given that the equities of the BR Holdings comprise solely the Company’s shares, therefore with their merger, the

VIVO PARTICIPAÇÕES S.A. CNPJ/MF nº 02.558.074/0001-73 - NIRE 35.3.001.587-92 Publicly-held company of authorized capital

MINUTE OF THE EXTRAORDINARY GENERAL MEETING OF THE
BOARD OF AUDITORS HELD ON MARCH 25TH, 2011

Company’s shares which were held by the BR Holdings will be directly attributed to the shareholders/quotaholders of BR Holdings in the same number and type and with the same rights of the shares of the Company currently held by such shareholders. Accordingly, there will be no  alteration in the corporate structure of the Company, and the merger of the BR Holdings will not result in any increase of the capital stock of the Company; (b) the valuation report of the net worth of the BR Holdings, evaluated based on their related book values, duly audited, on December 31st, 2010, prepared by Ernst & Young Terco Auditores Independentes SS.; (c) the draft of the Protocol of Merger of Shares and Instrument of Justification to be executed by and between the Company and Telesp (“Protocol of Merger”), related to the merger of the totality of shares of the Company into Telesp, comprising the terms, justifications and general conditions of the intended merger, the evaluation criteria of the shares of the Company to be merged into Telesp and the resulting increase of capital stock of Telesp; (d) the valuation report of  the Company prepared by Signatura Lazard Assessoria Financeira Ltda., based on  the discounted cash flow methodology, tto be used as basis for the negotiation between the relevant Special Committees and for the purpose of determining the exchange ratio of shares of the Company for new shares to be issued by Telesp; (e) the valuation reports of the Company and Telesp net worth at market prices on the base date of December 31st, 2010, for the purposes of article 264 of Law No. 6.404/76, prepared by Planconsult Planejamento e Consultoria Ltda.; and (f) the valuation report of the shares of the Company to be merged into Telesp, valuated based on the economic value at the base date December 31st, 2010, prepared by Planconsult Planejamento e Consultoria Ltda., for the purpose of determining the increase of the capital stock of Telesp.

The Members became aware that the Company has followed the recommendations comprised in CVM Parecer de Orientação nº 35/08, having constituted the Special Committee to analyze the terms and conditions of the Corporate Restructuring, mainly the exchange ratio of shares, which also counted on the independent financial advice of Signatura Lazard Assessoria Financeira Ltda..

VIVO PARTICIPAÇÕES S.A. CNPJ/MF nº 02.558.074/0001-73 - NIRE 35.3.001.587-92 Publicly-held company of authorized capital

MINUTE OF THE EXTRAORDINARY GENERAL MEETING OF THE
BOARD OF AUDITORS HELD ON MARCH 25TH, 2011

Taking into consideration the clarifications provided by the Officer present at the meeting, as well as the analyzed documents, the members of the Board of Auditors have agreed that the terms of Protocol of Merger and Protocol of Merger of the BR Holdings , which drafts have been presented to them, in their completeness, with all their conditions, as well as the further documents presented, comply with the applicable legal provisions, and therefore recommend their approval, without qualification, to the General Shareholders Meeting which will be held for this purpose under the Corporations Law.

São Paulo, March 25th, 2011.

Ademir José Mallmann Board Member	Peter Edward MR Wilson Board Member

Juarez Rosa da Silva Board Member	Michelle Morkoski Landy Secretary